Exhibit 99.2

News Release

NUCOR NAMES JOHN FERRIOLA CHIEF OPERATING OFFICER

OF STEELMAKING OPERATIONS

CHARLOTTE, NORTH CAROLINA, September 6, 2007—The board of directors of Nucor Corporation (NYSE: NUE), recognizing the need to build its senior management team in light of the company’s significant growth, has elected John Ferriola Chief Operating Officer of Steelmaking Operations effective September 30, 2007. The company also announced a series of executive promotions as part of the move.

Ferriola, who had been Executive Vice President in charge of the company’s sheet, plate and beam operations, will assume direct responsibility over all of the company’s steelmaking operations and report to Dan DiMicco, Nucor’s Chairman, President and Chief Executive Officer.

“Nucor has grown to the point where the position of chief operating officer makes sense,” DiMicco said. “With John focused on operations, I’ll be able to focus even more of my energy on domestic and global strategy, emerging technologies, trade and manufacturing policy – all critical for our next phase of growth at Nucor.”

In 1999, Nucor had 7,500 employees and $4.2 billion in annual sales. Today, the company has more than 16,000 employees and had $14.8 billion in sales in 2006.

Ferriola, 55, joined Nucor in 1991 as manager of maintenance and engineering at the company’s Jewett, Texas, bar mill. He served as general manager at three Nucor facilities, in Grapeland, Texas, Norfolk, Nebraska, and Crawfordsville, Indiana, before joining the corporate office as executive vice president in 2002.

“Placing our steelmaking operations under John’s leadership is a great move for us,” DiMicco continued. “John has done a tremendous job growing several critical steelmaking operations and entering new markets. In addition, his promotion allows us to move two exceptional division leaders into critical roles in the corporate office.”

Ladd Hall, 50, Vice President and General Manager of Nucor’s Berkeley County, South Carolina, sheet and beam mills, has been promoted to Executive Vice President of flat rolled products. Joe Stratman, 50, Vice President and General Manager of beam manufacturer Nucor-Yamato Steel Company, has been promoted to Executive Vice President in charge of beam and plate products. They, along with Mike Parrish, Executive Vice President in charge of bar products, will report to John Ferriola.

Nucor Executive Offices:    1915 Rexford Road, Charlotte, North Carolina    28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR NAMES JOHN FERRIOLA CHIEF OPERATING OFFICER

OF STEELMAKING OPERATIONS (Continued)

“I am very excited by this new opportunity,” said Ferriola. “Ladd and Joe will be great additions to our already strong executive management team. I am looking forward to working with this team to continuously improve Nucor’s leadership position as one of the lowest cost, highest quality, most productive and most profitable steel producers in the world.”

Ham Lott, Executive Vice President for fabricated products, Joe Rutkowski, Executive Vice President of business development, and Terry Lisenby, Executive Vice President, Treasurer and Chief Financial Officer, will continue to report to DiMicco.

As part of the reorganization, Doug Jellison, 49, Vice President and General Manager of Nucor’s Seattle bar mill, replaces Stratman at Nucor-Yamato; and Giff Daughtridge, 48, Vice President and General Manager of Nucor’s plate mill in Hertford County, North Carolina, replaces Hall in Berkeley County. Replacements for Jellison and Daughtridge will be named at a later date.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel—in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is North America’s largest recycler.

Nucor Executive Offices:    1915 Rexford Road, Charlotte, North Carolina    28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com